Exhibit 99.2

ISDA®
International Swaps and Derivatives Association, Inc.

SCHEDULE
to the
2002 Master Agreement

dated as of 30 August 2006

between

Macquarie Bank Limited	and	Samson Oil & Gas USA Inc.

(“Party A”)		(“Party B”)

established as a company with limited liability with Australian Business Number 46 008 583 542 under the laws of Australia acting through its branches in Sydney and London		established as a corporation under the laws of Colorado

Part 1.	Termination Provisions.

(a)	“Specified Entity” means in relation to Party A for the purpose of:―

Section 5(a)(v),	Nil
Section 5(a)(vi),	Nil
Section 5(a)(vii),	Nil
Section 5(b)(v),	Nil

and in relation to Party B for the purpose of:―

Section 5(a)(v),	Affiliates.
Section 5(a)(vi),	Affiliates.
Section 5(a)(vii),	Affiliates.
Section 5(b)(v),	Affiliates.

(b)	“Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c)	The “Cross-Default” provisions of Section 5(a)(vi) will apply to Party B.

“Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of a repurchase transaction, money borrowed or raised, any finance lease, redeemable preference share, letter of credit, futures contract, guarantee, indemnity, or any obligation in respect of any transaction in the nature of a transaction as described in (a)(i) and (ii), (b) and (c) of the definition of Specified Transaction

“Threshold Amount” means [USD$50,000] or its equivalent in another currency (being the amount of that other currency required to purchase [USD$50,000] at the rate equal to the spot exchange rate of any foreign exchange agent selected in good faith by the party asserting that a Cross Default has occurred)..

(d)	The “Credit Event Upon Merger” provisions of Section 5(b)(v) will apply to Party B.

(e)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A or Party B.

(f)
“Termination Currency” means the currency selected by the party which is not the Defaulting Party or the Affected Party, as the case may be, or where there is more than one Affected Party, the currency agreed by Party A and Party B. However, the Termination Currency shall be one of the currencies in which payments are required to be made in respect of Transactions. If the currency selected is not freely available, or where there are two Affected Parties and they cannot agree on a Termination Currency, the Termination Currency shall be United States Dollars.

(g)	Additional Termination Event will not apply to Party A. The following shall constitute Additional Termination Events:

(i)	termination of the Loan Facility Agreement between Party A and Party B dated on or about the date of this agreement (the “Credit Agreement”), for any reason;

(ii)	the occurrence of a termination event, default or event of default under the Credit Agreement or the Transaction Documents, as that term is defined in the Credit Agreement;

For all such Additional Termination Events, the affected party is Party B.

Part 2.	Tax Representations.

(a)	Payer Representations. For the purpose of Section 3(e) of this Agreement, Party A and Party B each make the following representation:―

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on:

(i)	the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement;

(ii)
the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and

(iii)
the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Payee Representations. For the purpose of Section 3(f) of this Agreement, Party A and Party B each make the following representation:―

It is fully eligible for the benefits of the “Business Profits” or “Industrial and Commercial Profits” provision (or equivalent provision whether or not actually so named), as the case may be, the “Interest” provision or the “Other Income” provision (if any) of the Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the Specified Jurisdiction.

For the purpose of this part of the Schedule:

“Specified Jurisdiction” of Party A means:

(a)	the country in which is located the office identified in the applicable Confirmation as the office through which Party B is acting for the purpose of the Transaction;

(b)	if no office is expressly identified in the applicable Confirmation, the country in which is located the office from which the applicable Confirmation originated.

“Specified Jurisdiction” of Party B means:

(a)	the country in which is located the office identified in the applicable Confirmation as the office through which Party A is acting for the purpose of the Transaction;

(b)	if no office is expressly identified in the applicable Confirmation, the country in which is located the office from which the applicable Confirmation originated.

“Specified Treaty” means the income tax convention, if any, between the Specified Jurisdiction of Party A and the Specified Jurisdiction of Party B.

Part 3.	Agreement to Deliver Documents.

For the purpose of Sections 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents, as applicable:―

(a)	Tax forms, documents or certificates to be delivered are :―

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered

Parties A and B	Any form or document reasonably requested by the other party to permit payments without (or with minimum) deduction or withholding of Tax.	As soon as possible after request

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) Representation

Parties A & B	A list of authorised signatories for the party and evidence of the authority of the authorised signatories of the party to execute this Agreement and any Confirmation on behalf of the party	At the execution of this Agreement	Yes

Party B	A copy of its annual audited consolidated financial statements.	Within 120 days from Party’s financial year end.	No

Part 4.	Miscellaneous.

(a)	Addresses for Notices. For the purpose of Section 12(a) of this Agreement:―

Address for notices or communications to Party A:―

Address:	Macquarie Bank Limited
1 Martin Place Sydney NSW 2000 Australia

Attention:	Executive Director, Legal Risk Management Division, Treasury and Commodities Group and Equity Markets Group

Telex No.:	122246	Answerback:

Facsimile No.:	(612) 8232 4540	Telephone No.:	(612) 8232 3333

E-mail:	for Section 5 and 6 Notices only: ‘tcg.isda.notices@macquarie.com’.

With a copy to:

Address:	Macquarie Bank Limited Level 30, Citypoint 1 Ropemaker Street, London EC2Y 9HD

Attention:	Head of Legal

Facsimile No.:	(44) 20 7065 2181	Telephone No.:	(44) 20 7065 2298

Address for notices or communications to Party B:―

Address:	Samson Oil and Gas USA Inc 1726 Cole Blvd, Suite 210 Lakewood CO 80401

Attention:	Robyn Lamont Chief Financial Officer

Facsimile No.:+ 1 303 295 1961Telephone No.: + 1 303 524 3360 E-mail:

(b)	Process Agent. For the purpose of Section 13(c) of this Agreement:―

Party A appoints as its Process Agent:

Macquarie Securities (USA) Inc.
125 West 55th Street, 22nd Floor
New York, NY 10019
United States of America

In the event of service of process in any proceedings by Party B to Party A’s Process Agent Party B must also send copies of that process immediately to Party A in Australia at the above address.

Party B appoints as its Process Agent:

Samson Oil & Gas Limited
Level 36, Exchange
Plaza, 2 The Esplanade
Perth WA 6000

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10(c) of this Agreement:―

Party A is a Multibranch Party and may enter into a Transaction through any of the following Offices:― London or Sydney

Party B is not a Multibranch Party.

(e)
Calculation  Agent.  The Calculation Agent is Party A, unless otherwise specified in a Confirmation in relation to the relevant Transaction. If at any time an Event of Default is continuing with respect to Party A, then Party B or an independent third party selected by Party B will act as Calculation Agent.

(f)	Credit Support Document. Details of any Credit Support Document:― in relation to Party B, the Securit, as that term is defined in the Credit Agreement.

(g)	Credit Support Provider. Credit Support Provider means in relation to Party A, none.
Credit Support Provider means in relation to Party B, each of the parties to the Credit Support Documents referred to above as appropriate are Credit Support Providers in relation to Party B.

(h)	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or any Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of any such suit, action or proceeding and (ii) acknowledges that it and the other party have entered into this Agreement, in reliance on, among other things, the mutual waivers and certifications in this provision.

(i)
Netting of Payments.  ”Multiple Transaction Payment Netting” will apply for the purpose of Section 2(c) of this Agreement to any Transactions of the same type (in each case starting from the date of this Agreement.

(j)	“Affiliate” will have the meaning specified in Section 14 of this Agreement.

(k)	Absence of Litigation. For the purpose of Section 3(c):―

“Specified Entity” means in relation to Party A, not applicable.

“Specified Entity” means in relation to Party B, not applicable.

(l)	No Agency. The provisions of Section 3(g) will apply to this Agreement.

(m)	Additional Representation will apply. For the purpose of Section 3 of this Agreement, the following will constitute an Additional Representation:―

(i)
Relationship Between Parties.   Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):―

(A)
Non-Reliance.  It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(B)
Assessment and Understanding.  It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(C)	Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(ii)
Eligible Contract Participant. With respect to all Transactions in "excluded commodities" as that term is defined in section 1a(13) of the U.S. Commodity Exchange Act, as amended (the “CEA”) and all Transactions in "exempt commodities" as that term is defined in Section 1a(14) of the CEA Party B represents and warrants that it is an "eligible contract participant" as such term is defined in Section 1a(12) of the CEA.

(iii)
Eligible Commercial Entity. With respect to all Transactions in "exempt commodities" as that term is defined in Section 1a(14) of the CEA, Party B represents and warrants that it is an “eligible commercial entity” within the meaning of section1a(11) of the CEA.”

(n)	Recording of Conversations. Each Party:

(i)	consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties in connection with this Agreement or any potential Transaction;

(ii)	agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel; and

(iii)	agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any Proceedings.

Part 5.	Other Provisions.

(1)
Definitions. Unless otherwise specified in a Confirmation, this Agreement and each Transaction between the parties are subject to any set of ISDA Definitions in existence from time to time which are specifically relevant to the Transaction (the “Definitions”) each as published by either the International Swaps & Derivatives Association, Inc., or the International Swap Dealers Association, Inc., as the case may be. Any amendment to such definitions subsequent to their initial publication will only be effective as to Transactions entered into on or after the date of amendment.

(2)	Inconsistency. At the end of Section 1(b), the following sentence is inserted:

“In the event of any inconsistency between the Definitions and this Master Agreement (including the Schedule), the Master Agreement will prevail.”

(3)	Amendment of Section 2.

(a)	At the end of Section 2(a)(i) the following sentence is inserted:

“Each payment or delivery will be by way of exchange for the corresponding payment or payments payable by the other party.”

(b)	A new Section 2(a)(iv) is inserted as follows:

“(iv)
The condition precedent in Section 2(a)(iii)(1) does not apply to a payment or delivery due to be made to a party if it has satisfied all its payment and delivery obligations under Section 2(a)(i) of this Agreement and has no future payment or delivery obligations, whether absolute or contingent under Section 2(a)(i).”

(4)	Change of Accounts. For the purposes of Section 2(b) of this Agreement both parties agree that such new account so designated shall be in the same tax jurisdiction as the original account.

(5)	Tax Events. Section 5(b)(iii) is amended by deleting the words “, or there is a substantial likelihood that it will,” where they appear in that clause.

(6)	Procedures for Confirming Transactions:

Section 9(e) of this Agreement is amended by the addition of the following terms:

“(iii)
With respect to each Transaction entered into pursuant to this Agreement and for the purposes of Section 9(e)(ii), Party A shall, on or promptly after the relevant Trade Date, send Party B a Confirmation confirming that Transaction and Party B shall promptly then confirm the accuracy of or request the correction of such Confirmation. In the absence of manifest error, where Party B fails to confirm the accuracy of or request the correction of a Confirmation within three Local Business Days after it was sent, the terms of a Confirmation will be binding on and conclusive against Party B.

Delivery of a Confirmation is effected whether a party uses facsimile, an electronic messaging system or telex and irrespective of the form of delivery used by the other party to confirm the terms of the relevant Transaction. The requirement of this Agreement that the parties exchange Confirmations shall for all purposes be satisfied by following the procedure set out in this paragraph.

Where a Transaction is confirmed by means of a facsimile, an electronic messaging system or telex, such message will constitute a Confirmation even where not so specified in that Confirmation.”

(7)	Notices. Section 12 of the Agreement is amended in the following manner:

(a)	Delete the following words where they appear on lines 2 and 3 of Section 12(a):

“(except that a notice or other communication under Section 5 or 6 may not be given by electronic messaging system or email).”

(b)	Delete paragraph (iii) of Section 12(a) and insert instead:

“(iii)
if sent by facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient notified for the purpose of this Section unless the recipient notifies the sender within one Local Business Day of the facsimile being sent that the facsimile was not received in its entirety in legible form;”

(8)	Close-out Amount. At the end of the definition of Close-out Amount in Section 14, the following sentence is inserted:

“A Close-out Amount is not required to be the market value of the Terminated Transaction or group of Terminated Transactions and, subject to Section 6(e)(ii)(3), the Determining Party is not obliged to use the mid-market quotations or mid-market valuations in determining a Close-out Amount.”

(9)
2002 Master Agreement Protocol. The parties agree that, with effect from the date of this Agreement. the terms of each Annex to the 2002 Master Agreement Protocol published by the International Swaps and Derivatives Association Inc., (the “Protocol”) shall apply to this Agreement as if the parties had adhered to the Protocol without amendment.

(10)
Covenants and Negative Covenants. Party B hereby covenants and agrees to comply with the representations, covenants and general undertakings applicable to Party B as set forth in the Transaction Documents all of which are incorporated herein by reference.

(11)
Party B hereby agrees to immediately notify Party A if any representation, covenant, or general undertaking contained in this Agreement, or the Transaction Documents, ceases to be true, accurate and complete in every material respect, at any time during which there are outstanding Transactions under this Agreement.

Part 6.	Commodity Transactions

ELECTIONS UNDER THE COMMODITY DEFINITIONS

(A)	Business Day Convention: For the purposes of Section 1.5 of the Commodity Definitions, the parties agree that the “Modified Following” Business Day Convention shall apply to Commodity Transactions;

(B)	Amendments to the Commodities Derivatives Definitions: The following amendments are made to the Commodities Derivatives Definitions:

(1)	Article 1

Section 1.1 is deleted and replaced with the following:

Transaction.“Transaction” means any transaction for the spot or forward sale of a Commodity, a Commodity swap transaction, cross Commodity swap transaction, Commodity cap, collar or floor transaction, Commodity option transaction or any other similar transaction whether or not the Settlement Date is fixed, any combination of these transactions and any other transactions that the parties agree to be a Commodity Transaction.”

(2)	A new Section 8.9 is added to Article 8 as follows:

“Certain definitions relating to commodity options

The following definitions apply to any Transaction which is or is described in its confirmation as a commodity option and for which there is no “Physical Settlement” procedure specified in this Article 8. Such a Transaction is also an “Option” for the purposes of the Commodity Derivative Definitions.

“Expiration Time” means the latest time on the Expiration Date at which the Seller will accept a Notice of Exercise.

“Fixed Amount” means, unless the parties otherwise specify in the Confirmation, an amount equal to the Quantity (expressed as a number) multiplied by the Strike Price per Unit.

If “Physical Settlement” is specified to be applicable to the Commodity Option, it means that the Seller grants to the Buyer the right to cause Seller to either, depending on whether the Commodity Option is a Put or a Call, purchase or deliver the Quantity on the Settlement Date in return for the Fixed Amount. In those circumstances, for the purpose of Section 8.3 the definition of:

(a)	“Call” is to be taken to mean an Option entitling, but not obligating, the Buyer to purchase from the Seller on the Settlement Date, the Quantity in exchange for the Fixed Amount; and

(b)	“Put” is to be taken to mean an Option entitling, but not obligating, the Buyer to sell to the Seller on the Settlement Date, the Quantity in exchange for the Fixed Amount.

“Quantity” means the quantity (expressed in Units) of the Commodity the subject of the Transaction.”

(3)	Add the following as a new Article 10:

“Certain definitions and other provisions relating to spot and forward commodity contracts

(a)
The following definitions apply to any Transaction which is, or is described in its confirmation as, a forward commodity contract or a spot commodity contract (whether or not the Settlement Date is fixed).

“Buyer” means the party specified as buyer in the Confirmation.

If “Cash Settlement” is specified to be applicable, it means that:

(i)	the Buyer must pay the Cash Settlement Amount to the Seller on the Settlement Date, if the Final Settlement Price exceeds the Floating Price; or

(ii)	the Seller must pay the Cash Settlement Amount to the Buyer on the Settlement Date, if the Floating Price exceeds the Final Settlement Price.

“Cash Settlement Amount” means, unless the parties otherwise specify in the Confirmation, the absolute value of an amount calculated in accordance with the following formula:

Quantity (expressed as a number) times the difference between the Final Settlement Price and the Floating Price.

“Final Settlement Price” means the price per Unit which the Seller would receive on the Settlement Date in accordance with the agreement between the parties if the Commodity were to be physically delivered.

“Fixed Amount” means, unless the parties otherwise specify in the Confirmation, an amount equal to the Quantity multiplied by the Final Settlement Price.

If “Physical Settlement” is specified to be applicable, it means the Seller must deliver the Quantity to the Buyer on the Settlement Date and the Buyer must pay the Fixed Amount to the Seller on the Settlement Date.

“Quantity” means the quantity (expressed in Units) of the Commodity the subject of the Transaction.

“Seller” means the party specified as seller in the Confirmation.

“Spot Price” means the spot price for a Commodity agreed to be prevailing on the Trade Date, expressed as a price per relevant Unit for settlement within two Business Days after the Trade Date.

(b)
When a Commodity Transaction is, or is described in its confirmation as, a floating forward transaction, then the Settlement Date is to be a Business Day elected by the Seller (which election is to be made by giving the Buyer at least two Business Days’ notice)”.

(4)	Add the following new Article 11:

“Physical Settlement

When “Physical Settlement” is specified to be applicable to a Commodity Transaction, the following provisions apply:

(a)	Section 2(c) of this Agreement is amended by:

(i)	adding the words “or deliverable” after “payable” in lines 1, 6, 8, 10 and 11;

(ii)	adding the words “or, in the case of delivery obligations, the same commodity” after “in the same currency” in line 2 and 10; and

(iii)	adding the words “or delivery” after “payment” in line 4; and

(iv)	adding the words “or deliver” after “pay” in line 8;

(b)
in addition to the representations contained in Section 3 of this Agreement, each party will be deemed to have represented to the other party at the time it delivers any commodity to the other party pursuant to this Agreement, that it has full legal and beneficial title to that commodity and it delivers the same free and clear of any security interest, claim, lien or encumbrance of any kind;

(c)	the definition of “Tax” in Section 14 of this Agreement is amended by adding “or delivery” after “of any payment”‘

(d)
either party may change the place nominated by it to receive delivery of a Commodity by giving notice to the other party at least five Business Days before the scheduled date for the delivery unless the other party gives timely notice of a reasonable objection to the change. The party nominating the change must pay the other party any additional costs incurred by the other party in changing the place of delivery; and

(e)
subject to the amendments herein, and to the extend the context does not otherwise require, all other references (if any) in this Agreement to “payment”, “payments”, “pay”, “paid” and “payable” are deemed to include references to “delivery”, “deliveries”, “deliver”, “delivered” and “deliverable”, respectively.”

Macquarie Bank Limited	Samson Oil & Gas USA Inc.

By: /s/ Vanessa Lenthall	By: /s/ Terry Barr
Name: Vanessa Lenthall	Name: T.M. Barr
Title: Associate Director	Title: Managing Director
Date: October 9, 2006	Date: September 6, 2006

By: /s/ Robert McRobbie	By:
Name: Robert McRobbie	Name:
Title: Associate Director	Title:
Date: October 9, 2006	Date: __, 2006